UP TO 1,000,000 SHARES

SOUTHERN CONNECTICUT BANCORP, INC.

COMMON STOCK

AMENDMENT NO. 1 TO UNDERWRITING AGREEMENT

             This Amendment dated as of July 3, 2001 is made to the Underwriting Agreement dated May 10, 2001 (the “Underwriting Agreement”) by and between SOUTHERN CONNECTICUT BANCORP, INC. (the “Company”) and TUCKER ANTHONY SUTRO CAPITAL MARKETS, a division of Tucker Anthony Incorporated (the “Underwriter”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Underwriting Agreement.

             In response to comments from the Securities and Exchange Commission relating to the Registration Statement on Form SB-2 (No. 335-59824) filed by the Company on April 30, 2001, and the comments of NASD Regulation, Inc. in its comments letter of May 22, 2001 to the Underwriter, the Company amended its Registration Statement by executing and filing with the Securities and Exchange Commission Amendment No.1 to the Registration Statement.

             In order to make the provisions of the Underwriting Agreement consistent with the Registration Statement, as amended the Company and the Underwriter hereby agree that:

             Section  1.   Section 3(e) of the Underwriting Agreement is deleted in its entirety and amended to read as follows:

“(e)     The Company also hereby grants to the Underwriter the right to require that the Company increase the maximum offering by up to 150,000 additional Shares of Common (“Optional Shares”), at the price of $11.16 per share, for the sole purpose of satisfying excess orders for Shares should demand exceed the stated maximum. Any such election may be exercised by written notice from the Underwriter to the Company, given from time to time within a period of 30 calendar days after the date of the Closing and setting forth the aggregate number of Optional Shares to be sold and the date on which the Optional Shares are to be delivered (the “Optional Share Delivery Date”) as determined by the Underwriter but in no event (i) earlier than the Closing or (ii) unless the Underwriter and the Company otherwise agree in writing, earlier than two or later than ten business days after the date of such notice. In the event the Underwriter elects to require all or a portion of the Optional Shares to be sold in the Offering, the Company agrees to furnish or cause to be furnished to the Underwriter the certificates, letters and opinions, and to satisfy all conditions set forth in Section 6 hereof at each Optional Share Delivery Date.”

             Section 3.   The first sentence of Section 6 of the Underwriting Agreement is deleted in its entirety and amended to read as follows:

“SECTION 6. Conditions to Closing.    The Underwriter’s obligations to close and deliver payment on the Closing Date will be subject to the accuracy of the representations and warranties on the part of the Company herein as of the date hereof and as of the Closing Date with the same force and effect as if made as of that date, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:"

             Section 4. Exhibit A to the Underwriting Agreement shall be replaced by the Exhibit A attached hereto.

            In all other respects the Underwriting Agreement remains unchanged and in full force and effect.

             IN WITNESS WHEREOF, the parties executed this Amendment as of the day and year first written above.

SOUTHERN CONNECTICUT BANCORP, INC.	TUCKER ANTHONY SUTRO CAPITAL MARKETS, A Division of Tucker Anthony Incorporated

By: /s/ JOSEPH V. CIAVURRI	By: /s/ EDWARD T. LUTZ
Its: Chairman & CEO	Its: Principal

EXHIBIT A

CONNECTICUT
FLORIDA
ILLINOIS
KANSAS
MASSACHUSETTS
MISSISSIPPI
NEW JERSEY
NEW YORK
RHODE ISLAND
SOUTH CAROLINA